UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 28, 2005

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

( name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 27, 2005 (the “Trigger Date”), Genworth Financial, Inc.’s (the “Corporation”) largest stockholder, a subsidiary of General Electric Company (“GE”), completed secondary offerings of the Corporation’s common stock resulting in GE beneficially owning approximately 27% of the Corporation’s outstanding common stock. Pursuant to the Corporation’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), on the Trigger Date, the number of directors on the Corporation’s Board increased from nine directors to 11 directors, resulting in two vacancies on the Board.

At a meeting held on October 28, 2005, upon the recommendation of the Nominating and Corporate Governance Committee and pursuant to the Corporation’s Certificate of Incorporation, the directors elected by the holders of the Class A Common Stock of the Corporation filled one of the vacancies by electing Nancy J. Karch as a new independent director to the Board. It is anticipated that the Board will determine Ms. Karch’s committee appointments in the near future.

Ms. Karch was a senior partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Ms. Karch serves as a director of two other public companies: Liz Claiborne, Inc. and The Corporate Executive Board Company. Ms. Karch is also on the Board and the Executive Committee of the Westchester Land Trust, a not-for-profit organization. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

The remaining vacancy on the Board will be filled as soon as practicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

DATE: October 28, 2005

By: /s/ Richard P. McKenney

        Richard P. McKenney

        Senior Vice President –

        Chief Financial Officer

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